Exhibit 99.1

3333 LEE PARKWAY, SUITE 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4400 FAX: 972.629.4401 WWW.GAINSCO.COM

GAINSCO REPORTS 4th QUARTER AND YEAR 2007 RESULTS

DALLAS, Texas, March 31, 2008 – GAINSCO, INC. (AMEX: GAN) today announced net loss and net loss available to common shareholders for the fourth quarter 2007 of $11.0 million, or $0.44 per common share, basic and diluted. This compares to fourth quarter 2006 net income and net income available to common shareholders of $5.1 million, or $0.21 per common share, basic and diluted.

Net loss and net loss available to common shareholders for the twelve months ended December 31, 2007 was $18.6 million, or $0.74 per common share, basic and diluted. This compares to net income of $11.4 million and net income available to common shareholders of $9.6 million for the twelve months ended December 31, 2006, or $0.43 per common share, basic and diluted. Net income available to common shareholders for the twelve months of 2006 included an approximately $1.4 million write-off of the unaccreted discount on redeemable preferred stock that was fully redeemed during the first quarter 2006.

In the fourth quarter of 2007, the Company increased the amount of the deferred tax valuation allowance by $9.7 million, resulting in an allowance on the gross deferred tax asset of $28.7 million. In making this determination, the Company considered all available evidence, both objective and subjective, including the fact that the Company incurred a taxable loss in 2007 and had incurred, as of December 31, 2007, a cumulative taxable loss for the three years then ended, which was not the case as of September 30, 2007. As of December 31, 2007, the deferred tax asset before valuation allowance was $29.0 million.

Gross premiums written during the fourth quarter 2007 were approximately 17% below gross premiums written in the comparable 2006 period. Gross premiums written by geographic region for the quarters and years ended December 31, 2007 and December 31, 2006, were as follows:

	Quarter ended December 31		Twelve months ended December 31
(dollars in millions)	2007	2006	2007	2006
Regions:
Southeast (Florida, South Carolina)	$21.1	24.3	102.2	113.5
South Central (Texas)	$8.0	11.4	45.4	53.6
Southwest (Arizona, New Mexico, Nevada)	$7.2	7.7	33.7	27.3
West (California)	$0.6	1.2	3.6	8.0

Total	$36.9	44.6	184.9	202.4

GAAP ratios for the quarters and twelve months ended December 31, 2007 and December 31, 2006, were as follows:

	Quarter ended December 31		Twelve months ended December 31
	2007	2006	2007	2006
Total Company:
C & CAE Ratio (1)	87.8%	75.8%	81.7%	71.2%
Expense Ratio (2)(3)	28.6%	26.4%	25.9%	27.2%

Combined Ratio (2)	116.4%	102.2%	107.6%	98.4%

Nonstandard Personal Auto:
C & CAE Ratio (1)	87.9%	81.4%	82.9%	73.8%

(1)	C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.
(2)	The Expense Ratio and Combined Ratio do not reflect expenses of the holding company, which include interest expense on the note payable and subordinated debentures.
(3)	Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.

The Company continues to adjust and settle claims associated with its runoff lines. For the fourth quarter of 2007, the Company’s runoff lines did not record material development for claims occurring in prior accident years. During the fourth quarter 2006, the Company’s runoff lines recorded favorable development for claims occurring in prior accident years of $2.8 million. For the years ended 2007 and 2006, the runoff lines recorded favorable development for claims occurring in prior accident years of $2.3 million and $4.9 million, respectively.

As regards the Company’s nonstandard personal auto business, the Company recorded during the fourth quarter 2007 unfavorable development for claims occurring in prior accident years of $5.5 million. There were no new extra-contractual claims incurred in the fourth quarter 2007. For the twelve months of 2007, the Company recorded unfavorable development for claims occurring in prior accident years for nonstandard personal auto of $16.0 million, which included $2.1 million for extra-contractual claims.

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As of December 31, 2007, the Company had $66.0 million in net unpaid claims and claims adjustment expenses (“C&CAE”) (Unpaid C&CAE of $74.7 million less Ceded unpaid C&CAE of $8.7 million), compared to net unpaid C&CAE at September 30, 2007 of $61.9 million (Unpaid C&CAE of $73.0 million less Ceded unpaid C&CAE of $11.1 million). These amounts include net unpaid C&CAE in respect of the Company’s runoff lines of $10.3 million at December 31, 2007, and $11.0 million at September 30, 2007. As of December 31, 2007, the outstanding inventory of runoff claims was 47, compared to 51 at September 30, 2007.

As of December 31, 2007, the Company’s Shareholders’ equity was $66.0 million, Subordinated debentures were $43.0 million and Note payable was $1.9 million. These compare to Shareholders’ equity of $77.2 million, Subordinated debentures of $43.0 million and Note payable of $2.0 million at September 30, 2007.

As previously announced on November 1, 2007, the Company and MGA Insurance Company, Inc. (“MGA”) completed the transaction to sell an affiliated insurance subsidiary, General Agents Insurance Company of America, Inc. (“General Agents”), to Montpelier Re U.S. Holdings Ltd., a subsidiary of Montpelier Re Holdings Ltd., for $4.75 million, plus statutory policyholders’ surplus of $5 million that remained in General Agents at closing. The Company recorded a gain on sale from the transaction in the fourth quarter of 2007 of approximately $4.6 million, and the net proceeds were contributed to policyholders’ surplus of MGA. The Company’s ongoing nonstandard personal auto business continues to be written through MGA.

The effect of convertible preferred stock (fully redeemed in the first quarter 2006) caused diluted earnings per share to be antidilutive for the twelve months ended December 31, 2006; therefore, basic and diluted per common share amounts are reported as the same number. Additionally, per common share amounts for all periods presented have been adjusted for the rights offerings in November 2006 and August 2005, as well as the reverse stock split in November 2005.

GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal auto insurance products are distributed through independent retail agents in Florida and South Carolina (Southeast Region), Texas (South Central Region) and Arizona, Nevada and New Mexico (Southwest Region), and through an independent managing general agency in California (West Region). Its insurance company subsidiary is MGA Insurance Company, Inc.

Some of the statements made in this release may be forward-looking statements. Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

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These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties and other variables which should be considered when making an investment decision, including, (a) operational risks and other challenges associated with rapid growth into new and unfamiliar markets and states, (b) adverse market conditions, including heightened competition, (c) factors considered by A.M. Best in the rating of our insurance subsidiary, and the acceptability of our current rating, or a future rating, to agents and customers, (d) the Company’s ability to adjust and settle the remaining claims associated with its runoff business on terms consistent with its estimates and reserves, (e) the adoption or amendment of legislation, uncertainties in the outcome of litigation and adverse trends in litigation and regulation, (f) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (g) the effects on claims levels or business operations resulting from natural disasters and other adverse weather conditions, (h) the availability of reinsurance and the Company’s ability to collect reinsurance recoverables, (i) the availability and cost of capital, which may be required in order to implement the Company’s strategies, and (j) limitations on the Company’s ability to use net operating loss carryforwards. Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2007, for more information regarding factors that could affect the Company’s results.

Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made. All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice. Actual results may differ significantly from the results discussed in these forward-looking statements.

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[The GAINSCO, INC. and Subsidiaries unaudited Consolidated Statements of Operations and Other Information for the quarters and twelve months ended December 31, 2007 and December 31, 2006 follow.]

Release Date:	Monday, March 31, 2008 – FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com

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GAINSCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Quarter ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net premiums earned	$43,430	50,660	$192,767	186,759
Net investment income	2,207	2,056	9,201	6,984
Net realized gains	37	141	69	137
Net realized gain on sale of subsidiary	4,560	—	4,560	—
Agency revenues	3,043	3,414	12,795	12,363
Other income, net	19	130	7	234

Total revenues	53,296	56,401	219,399	206,477
Claims & CAE incurred	38,150	38,402	157,524	132,947
Policy acquisition costs	13,530	17,969	35,652	40,150
Underwriting and operating expenses	2,800	(816)	30,474	25,931
Interest expense, net	1,032	641	4,110	2,274

(Loss) income before Federal income taxes	(2,216)	205	(8,361)	5,175
Federal income taxes	8,768	(4,929)	10,192	(6,213)

Net (loss) income	$(10,984)	5,134	$(18,553)	11,388

Net (loss) income available to common shareholders	$(10,984)	5,134	$(18,553)	9,550

(Loss) income per common share:
Basic	$(0.44)	0.21	$(0.74)	0.43

Diluted *	$(0.44)	0.21	$(0.74)	0.43

*	The effect of convertible preferred stock (fully redeemed in the first quarter 2006) caused diluted earnings per share to be antidilutive for the year ended December 31, 2006; therefore, diluted income per common share is reported the same as basic income per common share.

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

(In thousands, except per share data)

	Quarter ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Gross premiums written	$36,948	44,633	$184,870	202,446

GAAP RATIOS:
C & CAE Ratio (1)	87.8%	75.8%	81.7%	71.2%
Expense Ratio (2)(3)	28.6%	26.4%	25.9%	27.2%

Combined Ratio (2)	116.4%	102.2%	107.6%	98.4%

(1)	C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.
(2)	The Expense Ratio and Combined Ratio do not reflect expenses of the holding company, which include interest expense on the note payable and subordinated debentures.
(3)	Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.